INDIANA ENERGY, INC.
___________________________________________________________________________
NEWS RELEASE                       CONTACT:  INVESTOR RELATIONS
                                             Jeffery W. Whiteside
                                             Assistant Treasurer,
                                             Director of Investor Relations
                                             and Corporate Communications
                                             1630 North Meridian Street
                                             Indianapolis, Indiana 46202-1496
                                             Direct Dial: (317) 321-0588
                                             Facsimile:  (317) 921-2767
                                             jwhiteside@indiana-energy.com

November 18, 1999

FOR IMMEDIATE RELEASE



INDIANA ENERGY, INC. CALLS SPECIAL SHAREHOLDERS' MEETING TO APPROVE MERGER
             WITH SIGCORP, INC. TO FORM VECTREN CORPORATION


INDIANAPOLIS--Indiana Energy, Inc. (NYSE: IEI) today called a Special Meeting of Common Shareholders to be held on December 17, 1999, at 9:00 a.m. (Eastern Standard Time) at its corporate headquarters to consider the previously announced merger with SIGCORP, Inc.

     Shareholders of record as of the close of business on October 25, 1999 will be entitled to vote in person or by proxy at the Special Meeting and will receive notice of the meeting in mid-November 1999. Shareholders representing a majority of Indiana Energy's common stock outstanding must approve the merger.

     Under the merger agreement, Indiana Energy shareholders will receive one share of Vectren's common stock for each share of Indiana Energy stock. SIGCORP shareholders will receive 1.333 shares of Vectren's common stock for each share of SIGCORP stock.

     The boards of directors of both companies have approved the transaction. Vectren will be headquartered in Evansville, Indiana and is expected to be listed on the New York Stock Exchange as VVC.
The merger combines two Indiana companies with strong balance sheets, low-cost operations, growing service areas, diversified product portfolios and track records of delivering superior shareholder value. Through its utility subsidiaries, Vectren will offer gas and/or electricity to more than 650,000 customers in adjoining service areas that cover nearly two-thirds of Indiana. Vectren's non-regulated subsidiaries will offer energy-related products and services, including: energy marketing; performance contracting and coal mining; fiber-optic based telecommunications services; locating, trenching and meter reading services; and materials management to customers throughout the surrounding region.

                                 (more)


     Following the merger, Niel Ellerbrook with Indiana Energy will be Vectren's chairman and chief executive officer and Andrew Goebel with SIGCORP will be Vectren's president and chief operating officer. Indiana Energy's present chairman, L.A. Ferger, and SIGCORP'S present chairman and CEO, Ronald
G. Reherman, both will retire upon completion of the merger, but serve on the board of directors of the new company. In addition to Messrs. Ferger, Ellerbrook, Reherman and Goebel, Indiana Energy and SIGCORP each will designate six directors to serve on the Vectren board.

     Vectren's board of directors will set the company's dividend policy. However, Indiana Energy and SIGCORP anticipate that the dividend, on an equivalent share basis, of Vectren's stock would be set at or above the current dividend levels at both companies.

     Indiana Energy, Inc. is the holding company of Indiana Gas Company, Inc., IEI Services, LLC and IEI Investments, Inc. Indiana Gas provides natural gas distribution to over 500,000 customers in central Indiana. Information about Indiana Energy, Inc. is located on the World Wide Web at http://indiana-energy.com.

     SIGCORP, Inc. is an investor-owned energy and telecommunications company that provides electric and gas service to Southwest Indiana and energy-related and telecommunications products and services to customers throughout the greater Midwest and elsewhere. SIGCORP companies operate in four business segments: Utility Group, Energy Services Group, Telecommunications Group and Complimentary Ventures Group. Information about SIGCORP, Inc. is located on the World Wide Web at http://sigcorpinc.com.

This press release contains certain statements about future business operations, financial performance and other issues which are forward looking. Actual results could differ materially from those that have been projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that has been provided will be readily available in the Form S-4 Registration Statement filed by Vectren Corporation with the SEC.

                                    ###



 The parent company of Indiana Gas Company, Inc. and IEI Investments, Inc.